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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

DIGITAL TECHNIQUES, INC., A TEXAS CORPORATION
DTI HOLDINGS, INC., A TEXAS CORPORATION
MCK COMMUNICATIONS, INC., A NEVADA CORPORATION
MCK SECURITIES CORP., A MASSACHUSETTS CORPORATION
MCK TELECOMMUNICATIONS, INC., AN ALBERTA, CANADA CORPORATION
MCK COMMUNICATIONS, LTD, A UNITED KINGDOM CORPORATION